Exhibit 10.60

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of January 26, 2021, by and between KR OYSTER POINT I, LLC, a Delaware limited liability company ("Landlord"), and CYTOKINETICS INCORPORATED, a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant are parties to the Lease dated July 24, 2019 (the "Original Lease"), as amended by that certain First Amendment to Lease dated May 12, 2020 (the "First Amendment", together with the Original Lease, the "Lease") whereby Tenant leases certain space (the "Premises") within Building 3 in Phase 1 of that certain project commonly known as "Kilroy Oyster Point" and more particularly described in the Lease.

B.Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Second Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2.Additional Allowance.  Pursuant to Section 2 of the First Amendment, Tenant has been granted the "Auditorium Allowance" (as that term is defined in the First Amendment).  Separate and in addition to such Auditorium Allowance, pursuant to Section 2.1 of the Work Letter, Tenant has elected to use the entire Additional Allowance in the amount of Eight Million Two Hundred Twenty-One Thousand Two Hundred Twenty and 00/100 Dollars ($8,221,220.00) (i.e., Thirty-Five Dollars ($35.00) per rentable square foot of the Premises).  Accordingly, Tenant's Base Rent for the initial Lease Term shall be increased by Eighty-Eight Thousand Nine Hundred Ninety and 81/100 ($88,990.81) per month (the "Additional Allowance Payments") commencing on October 1, 2021, in order to repay the Additional Allowance to Landlord with interest at a rate of eight percent (8%). In no event shall Landlord be obligated to pay a total amount which exceeds the Additional Allowance, and Tenant shall have no further right to any unused portion of the Additional Allowance as of the Allowance Deadline (as that term is defined in Section 2.1 of the Work Letter).  The Additional Allowance shall be disbursed pursuant to Section 2.2 of the Work Letter.

3.Base Rent.  Effective as of the date of this Second Amendment, in lieu of the Base Rent chart set forth in Section 4 of the Summary, Tenant shall pay Base Rent in accordance with the following schedule, and otherwise in accordance with the Lease:

Period During Lease Term	Monthly Installment of Base Rent under the Original Lease	Increase to Monthly Installment of Base Rent for the Additional Allowance	Total Monthly Installment of Base Rent
*September 21, 2021 – September 30, 2022	$871,405.95**	$88,990.81***	$960,396.76
October 1, 2022 – September 30, 2023	$1,324,967.05	$88,990.81	$1,413,957.86
October 1, 2023 – September 30, 2024	$1,371,340.90	$88,990.81	$1,460,331.71
October 1, 2024 – September 30, 2025	$1,419,337.83	$88,990.81	$1,508,328.64
October 1, 2025 – September 30, 2026	$1,469,014.65	$88,990.81	$1,558,005.46
October 1, 2026 – September 30, 2027	$1,520,430.16	$88,990.81	$1,609,420.97
October 1, 2027 – September 30, 2028	$1,573,645.22	$88,990.81	$1,662,636.03
October 1, 2028 – September 30, 2029	$1,628,722.80	$88,990.81	$1,717,713.61
October 1, 2029 – September 30, 2030	$1,685,728.10	$88,990.81	$1,774,718.91
October 1, 2030 – September 30, 2031	$1,744,728.58	$88,990.81	$1,833,719.39
October 1, 2031 – September 30, 2032	$1,805,794.08	$88,990.81	$1,894,784.89
October 1, 2032 – September 30, 2033	$1,868,996.87	$88,990.81	$1,957,987.68

*The Base Rent for the period commencing on September 21, 2021 and continuing through and including September 30, 2022 is calculated based on 159,891 rentable square feet in the Premises, notwithstanding that Tenant is leasing the entire Premises (consisting of 234,892 rentable square feet); provided, however, that Tenant shall pay Tenant's Share of Operating Expenses and Tax Expenses and all other Additional Rent based on 234,892 rentable square feet in the Premises for the entire Lease Term.

**The portion of the monthly installment of Base Rent that is attributable to the Monthly Installment of Base Rent under the Original Lease (as shown in the second column of the above schedule) shall be abated for the two (2) month period commencing on October 1, 2021 and continuing through and including November 30, 2021.  For the avoidance of doubt, Tenant shall remain obligated to pay the Additional Allowance Payments coming due during such two (2)-month period, and the same shall not be abated.

***Tenant shall begin paying the Additional Allowance Payments commencing on October 1, 2021.

4.First Amendment Allowance.  Notwithstanding any contrary provision contained in the Lease, including, without limitation, Section 2 of the First Amendment, the Auditorium Allowance shall be treated as part of the Improvement Allowance, and such allowance may be used towards costs relating to any Improvement Allowance Items.

5.Tenant’s Contractor.  Notwithstanding the Work Letter, Tenant has elected to complete construction of the Improvements in phases, with the first phase consisting of the floors one (1) through five (5) of the Building ("Phase 1") and the second phase consisting of floors six (6) and seven (7) of the Building ("Phase 2").  Pursuant to Section 4.1.1 of the Work Letter, Tenant has retained Hathaway Dinwiddie ("Hathaway") as its Contractor for construction of Phase 1.  Notwithstanding the foregoing or any contrary term contained in the Lease, for construction of Phase 2, Tenant may retain a Contractor, other than Hathaway, which Contractor shall be designated by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  However, Improvement Allowance Items shall only include items that relate to the Phase 1 construction, and Landlord shall disburse the Improvement Allowance, Auditorium Allowance, and Additional Allowance funds (and any corresponding Final Retention) solely with respect to the Phase 1 construction, and shall treat such disbursement as a separate construction project, including requiring Tenant to provide all documentation referenced in Section 2.2.2.2 of the Work Letter pertaining to completion of construction, notwithstanding that only Phase 1, and not Phase 2, will be complete at such time.  Tenant agrees to diligently pursue completion of construction of Phase 1.

6.IDF Room.  As part of the Improvements, Tenant shall install an IT Rack for certain components of the Building Systems ("Base Building IDF Room Equipment") within the level 7 IDF room (the "IDF Room") of the Building.  Once installed, Tenant may not modify or remove the Base Building IDF Room Equipment.  Tenant, at Tenant’s cost, as part of the Improvements, may elect to install additional Tenant equipment within the IDF Room ("Tenant's IDF Room Equipment").  Tenant's IDF Room Equipment may not interfere with the Base Building IDF Room Equipment, and Landlord may require Tenant to reasonably modify or remove Tenant's IDF Room Equipment in the event of any interference.  In order to provide cooling for the Base Building IDF Room Equipment, Tenant shall install a cooling system serving the IDF Room, as an additional component of the Building Systems ("IDF Cooling Equipment"), which is anticipated to have sufficient capacity to also serve Tenant's IDF Room

Equipment.  Tenant, at Tenant's cost, shall be responsible for maintaining, repairing, and replacing the Base Building IDF Room Equipment, Tenant's IDF Room Equipment and the IDF Cooling Equipment as part of Tenant's obligations set forth in Article 7 of the Original Lease, and the Base Building IDF Room Equipment and IDF Cooling Equipment are part of the Building Systems for such purposes.  In consideration of Tenant installing the Base Building IDF Room Equipment and the IDF Cooling Equipment, the Improvement Allowance shall be increased by an amount equal to Twenty-Five Thousand Seven Hundred Fourteen and No/100 Dollars ($25,714.00).

7.No Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent through, or under the indemnifying party.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.Signatures.  The parties hereto consent and agree that this Second Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Second Amendment using electronic signature technology, by clicking "SIGN", such party is signing this Second Amendment electronically, and (2) the electronic signatures appearing on this Second Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

9.No Further Modification.  Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"		"TENANT"

KILROY OYSTER POINT I, LLC,		CYTOKINETICS, INCORPORATED,
a Delaware limited liability company		a Delaware corporation

By:	Kilroy Realty, L.P.,	By:	/s/ Robert Blum
	a Delaware limited partnership	Name:	Robert Blum
	its Sole Member	Title:	President & CEO

By:	Kilroy Realty Corporation,
a Maryland corporation
Its General Partner

By:	/s/ Matt Griffin
Name:	Matt Griffin
Title:	SVP, Northern California

By:	/s/ Robert Paratte
Name:	Robert Paratte
Title:	EVP, Leasing and Business
Development